EXHIBIT 99.1
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[SPACE BY
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 WILLIAMS
 SCOTSMAN]




FOR IMMEDIATE RELEASE

For more information, please contact:
Robert C. Singer
Chief Financial Officer
Williams Scotsman International, Inc.
(410) 931-6108


                  WILLIAMS SCOTSMAN INTERNATIONAL, INC. ELECTS
                    STEPHEN A. VAN OSS TO BOARD OF DIRECTORS

BALTIMORE, MD - DECEMBER 19, 2005 - Williams Scotsman International, Inc. (NASDAQ: WLSC), a leading provider of modular space solutions, announces the election of Stephen A. Van Oss to its Board of Directors and Audit Committee, effective December 17, 2005. Mr. Van Oss is Senior Vice President, Chief Financial and Administrative Officer of WESCO International, Inc, a publicly traded Fortune 500 company and a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies. Mr. Van Oss joined WESCO in 1997 and has held progressive executive management positions. Prior to WESCO, he served as Chief Operating Officer and Chief Financial Officer of Paper Back Recycling of America, Inc.

Gerard E. Holthaus, Chairman, President & CEO of Williams Scotsman, commented, "We are very pleased with this appointment to our Board. Mr. Van Oss's extensive financial experience in a large public company environment, with a multi-branch operating structure coupled with his executive management responsibilities adds additional strength to our Board and Audit Committee."


ABOUT WILLIAMS SCOTSMAN INTERNATIONAL, INC.

Williams Scotsman International, Inc., headquartered in Baltimore, Maryland, is a leading national provider of mobile and modular building solutions for the Construction, Education, Commercial, Healthcare and Government markets. The company serves over 25,000 customers, operating a fleet of over 98,000 mobile offices and storage units that are leased through a network of 85 locations throughout North America. Williams Scotsman provides delivery, installation, refurbishment and other services, and sells new and used mobile office products. In addition to its core leasing business, Williams Scotsman manages and develops large modular building projects from concept to completion. Williams Scotsman International, Inc. is a publicly traded company (NASDAQ: WLSC) with operations in the United States, Canada, Mexico, and Spain. For additional information, visit the company's web site at www.willscot.com.




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